For Release Jan. 25, 2007 5:00 p.m. Eastern Time	Contacts: Media: Nancy Ledford 423-229-5264 / nledford@eastman.com Investors: Greg Riddle 212-835-1620 / griddle@eastman.com

Eastman Announces Fourth-Quarter and Full-Year 2006 Results

KINGSPORT, Tenn., Jan. 25, 2007 - Eastman Chemical Company (NYSE:EMN) today announced earnings of $1.12 per diluted share for fourth quarter 2006 versus earnings of $0.81 per diluted share for fourth quarter 2005. Excluding the items described below for both periods, fourth-quarter 2006 earnings were $1.00 per diluted share, while fourth-quarter 2005 earnings were $0.90 per diluted share. For reconciliations to reported company and segment earnings, see Tables 3 and 6 in the accompanying fourth-quarter and full-year 2006 financial tables.

Included in the results for fourth quarter 2006 were accelerated depreciation costs of $10 million, asset impairments and restructuring charges of $78 million and other operating income of $68 million. Fourth-quarter 2005 results included asset impairments and restructuring charges of $10 million. For additional information, see "Restructuring Related Items" below.

“Our fourth-quarter and full-year 2006 results reflected continued strong performance from most areas of the company," said Brian Ferguson, chairman and CEO. "Our solid base of businesses - consisting of fibers, CASPI and specialty plastics segments - together with the PCI segment, had improved operating earnings excluding restructuring related items. The 2006 results for those four segments combined were especially outstanding when compared with a very strong 2005. The restructuring related items reflect the aggressive actions we are taking to execute our strategy for improving results in our PET polymers and other businesses.”

(In millions except per share amounts	4Q2006	4Q2005	FY2006	FY2005

Sales revenue	$1,752	$1,729	$7,450	$7,059
Earnings per diluted share	$1.12	$0.81	$4.91	$6.81
Earnings per diluted share excluding accelerated depreciation costs, asset impairments and restructuring charges and other operating income*	$1.00	$0.90	$5.00	$5.93
Net cash provided by operating activities	$376	$390	$609	$769

*For reconciliations to reported earnings, see Tables 3 and 6 in the accompanying fourth-quarter and full-year 2006 financial tables.
NOTE: Sales revenue and operating earnings for divested product lines are in Tables 4 and 5 in the accompanying fourth-quarter and full-year 2006 financial tables.

Sales revenue for fourth quarter 2006 was $1.75 billion, a 1 percent increase over fourth quarter 2005. The increase in sales revenue was due to higher sales volume that more than offset lower selling prices.
Operating earnings in fourth quarter 2006 were $108 million compared with operating earnings in fourth quarter 2005 of $112 million. Excluding accelerated depreciation costs and other operating income for fourth quarter 2006 and asset impairments and restructuring charges for both periods, operating earnings declined slightly as strong earnings in four of the company's five segments were more than offset by lower operating results in the performance polymers segment. In fourth quarter 2006, raw material and energy costs were similar to fourth-quarter 2005 raw material and energy costs.

Other income for fourth quarter 2006 included a $12 million gain related to a favorable award from the U.S. Department of the Army regarding a request for reimbursement for post-employment benefits being provided to retirees of Holston Defense Corporation, a wholly owned subsidiary. This gain reflected a portion of the unrecognized gain resulting from the award that will be amortized into earnings over future periods.

Segment Results 4Q 2006 versus 4Q 2005

Coatings, Adhesives, Specialty Polymers and Inks - Sales revenue increased by 6 percent due to higher selling prices, primarily within the adhesives product lines in response to higher raw material costs. Fourth-quarter 2006 operating earnings for the segment increased due to higher selling prices, overall lower raw material and energy costs and improved product mix resulting from higher sales volume for coatings additives product lines.

Fibers - Sales revenue declined by 9 percent primarily due to lower sales volume. The lower sales volume was attributed to customer buying patterns in Asia and the continued impact of minor operational disruptions. Operating earnings declined primarily due to lower sales volume and higher raw material and energy costs, particularly for wood pulp.

Performance Chemicals and Intermediates - Sales revenue increased by 2 percent as higher sales volume more than offset lower selling prices. The higher sales volume was primarily due to ethylene sales as part of the divestiture of the performance polymers segment's polyethylene business and the related transition agreement. Operating earnings increased primarily due to lower raw material and energy costs, particularly for propane and natural gas.

Performance Polymers - Sales revenue declined by 4 percent as lower selling prices were partially offset by higher sales volume for PET polymers. Despite higher raw material and energy costs for PET polymers, underlying selling prices were lower in all regions attributed to lower industry capacity utilization rates, particularly in the United States and Europe. For fourth quarter 2006, operating results included accelerated depreciations costs of $7 million, asset impairments and restructuring charges of $46 million and other operating income of $75 million. Excluding those items, operating earnings declined for PET polymers globally due to lower selling prices and higher and continued volatile raw material and energy costs, particularly for paraxylene, which resulted in compressed gross margins. Operating earnings for polyethylene also declined as lower raw material and energy costs were more than offset by lower selling prices. During fourth quarter 2006, the company completed the divestiture of its polyethylene business and related assets. For additional information, see Table 5 in the accompanying fourth-quarter and full-year 2006 financial tables.

Specialty Plastics - Sales revenue increased by 22 percent primarily due to higher sales volume. The higher sales volume was attributed to continued market development efforts, particularly for copolyester product lines. For fourth quarter 2006, operating results included asset impairments and restructuring charges of $16 million. Excluding those charges, operating results improved as higher sales volume more than offset higher raw material and energy costs, particularly for paraxylene.

Corporate FY 2006 versus FY 2005

For full-year 2006, Eastman reported earnings of $4.91 per diluted share compared with full-year 2005 earnings of $6.81 per diluted share. Excluding the items described in the following paragraph for both periods, earnings for full-year 2006 were $5.00 per diluted share, while full-year 2005 earnings were $5.93 per diluted share. For reconciliations to reported company and segments earnings, see Tables 3 and 6 in the accompanying fourth-quarter and full-year 2006 financial tables.

Included in the results for full-year 2006 were accelerated depreciation costs of $10 million, asset impairments and restructuring charges of $101 million and other operating income of $68 million. Full-year 2005 results included asset impairments and restructuring charges of $33 million, other operating income of $2 million, income from equity investment in Genencor of $173 million, early debt extinguishment costs of $46 million and a net deferred tax benefit of $12 million. For additional information, see "Restructuring Related Items" below.

Eastman’s full-year 2006 sales revenue was $7.45 billion, a 6 percent year-over-year increase that was primarily due to higher selling prices in response to higher raw material and energy costs.

Operating earnings for full-year 2006 were $640 million compared with operating earnings for full-year 2005 of $757 million. Excluding accelerated depreciation costs for full-year 2006 and excluding asset impairments and restructuring charges and other operating income for both years, operating earnings declined primarily due to lower operating results in the performance polymers segment. In 2006, raw material and energy costs increased by approximately $400 million compared to the prior year.

Other income for full-year 2006 included a $12 million gain related to a favorable award from the U.S. Department of the Army regarding a request for reimbursement for post-employment benefits being provided to retirees of Holston Defense Corporation, a wholly owned subsidiary. This gain reflected a portion of the unrecognized gain resulting from the award that will be amortized into earnings over future periods.

Segment Results FY 2006 versus FY 2005

Coatings, Adhesives, Specialty Polymers and Inks - Sales revenue increased by 9 percent due to higher selling prices that were the result of continued favorable market conditions and efforts to offset higher raw material and energy costs. For 2006, operating earnings included asset impairments and restructuring charges of $13 million, while 2005 operating earnings included asset impairments and restructuring charges of $4 million and other operating income of $2 million. Excluding those items for both periods, operating earnings increased in 2006 compared with 2005 due to higher selling prices that more than offset higher raw material and energy costs, and improved product mix that resulted from higher sales volume for specialty coatings.

Fibers- Sales revenue increased by 5 percent as higher selling prices and increased sales volume more than offset an unfavorable shift in product mix. The higher selling prices were in response to higher raw material and energy costs as well as to continued strong demand for and limited supply of acetate yarn and acetyl chemical products. The increased sales volume was attributed to strong demand for acetyl chemical products resulting from strengthened global acetate tow demand. Operating earnings increased as higher selling prices and increased sales volume more than offset higher raw material and energy costs.

Performance Chemicals and Intermediates - Sales revenue increased by 6 percent primarily due to higher selling prices, particularly for the intermediates product lines, in response to increases in raw material and energy costs. For 2006, operating earnings included acceleration depreciation costs of $2 million, asset impairments and restructuring charges of $20 million and other operating charges of $7 million. For 2005, operating earnings included $11 million of asset impairments and restructuring charges. Excluding those items in both periods, operating earnings for 2006 increased compared with 2005 as higher selling prices more than offset higher raw material and energy costs. As part of the transition agreement with the buyer of the performance polymers segment's polyethylene business during the fourth quarter, the performance chemicals and intermediates segment began supplying up to a set amount of ethylene to the buyer.

Performance Polymers - Sales revenue increased by 2 percent primarily due to higher sales volume, particularly for PET polymers product lines in Latin America, that was mostly offset by lower sales volume for PET polymers product lines in North America that was attributed to lower industry capacity utilization rates. For 2006, operating earnings included accelerated depreciation costs of $7 million, asset impairments and restructuring charges of $46 million and other operating income of $75 million. Excluding those items, operating earnings for PET polymers declined due to higher and continued volatile raw material and energy costs and lower selling prices. During fourth quarter 2006, the company completed the divestiture of its polyethylene business and related assets. Excluding other operating income, earnings for polyethylene declined as higher selling prices were more than offset by higher raw material and energy costs and lower sales volume. For additional information, see Table 5 in the accompanying fourth-quarter and full-year 2006 financial tables.

Specialty Plastics - Sales revenue increased 14 percent as a result of increased sales volume and higher selling prices. The increased sales volume was attributed primarily to continued market development efforts, particularly for copolyester product lines. Selling prices increased in response to higher raw material and energy costs. For 2006, operating earnings included asset impairments and restructuring charges of $16 million. Excluding those charges, operating earnings declined slightly year-over-year as increased sales volume and higher selling prices were more than offset by higher raw material and energy costs, particularly for paraxylene, and increased spending for growth initiatives.

 Cash Flow

Eastman generated $609 million in cash from operations in 2006. This solid cash generation was due primarily to strong net earnings and included an increase in working capital of $128 million and a contribution of $75 million to the company's U.S. defined benefit pension plan. Net debt for the company, defined as total borrowings less cash and cash equivalents, was reduced by $448 million during the year and totaled $653 million at year end.

Restructuring Related Items

Included in the results for fourth quarter 2006 were accelerated depreciation costs of $10 million; asset impairments and restructuring charges of $78 million, consisting of non-cash impairments of $42 million and restructuring charges of $36 million; and other operating income of $68 million. The accelerated depreciation costs of $10 million related to previously disclosed restructuring decisions in association with cracking units in Longview, Texas, and higher-cost PET polymers intermediates assets in Columbia, S.C., which are scheduled for shutdown. The asset impairments consisted of approximately $20 million related to the previously reported shutdown of the CHDM manufacturing assets in San Roque, Spain, utilized in the specialty plastics and the performance polymers segments and $22 million primarily related to the shutdown of a research and development pilot plant in the performance polymers segment. The restructuring charges consisted of $33 million of estimated severance primarily related to work force reductions and $3 million of other charges. The other operating income of $68 million related to a gain on the previously reported sale of the polyethylene and Epolene polymer businesses, related assets and the ethylene pipeline and a loss on the previously reported sale of the Batesville, Ark., manufacturing facility, assets and product lines.

In addition to the above items, the results for full-year 2006 included asset impairments and restructuring charges of $23 million, consisting of non-cash impairments of $20 million and restructuring charges of $3 million. The asset impairments primarily consisted of $11 million related to the sale of the Batesville, Ark., manufacturing facility, assets and product lines and previously closed manufacturing facilities.

Outlook

Commenting on the outlook for the first quarter and full-year 2007, Ferguson said: "During the first quarter, we expect continued solid results in all of our segments with the exception of the performance polymers segment, which we anticipate will continue to face challenging market conditions globally. As a result, we expect our first-quarter 2007 earnings per share to be above $0.90 excluding gains and charges related to ongoing strategic decisions. For full-year 2007, we expect solid results from our strong base of businesses and our PCI segment to continue. In addition, we anticipate results for PET polymers to improve through the year due to both our expectation that our IntegRex PET polymers facility will be fully operational by the end of the first quarter and the strategic actions we are taking to improve profitability. Therefore, we expect full-year 2007 earnings per share to be something less than 10 percent below the current full-year 2007 mean estimate on First Call of $4.53 per share excluding gains and charges related to ongoing strategic decisions."

Eastman will host a conference call with industry analysts on Jan. 26, 2007, at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call, go to www.eastman.com, Investors. To listen via telephone, the dial-in number is 719-457-2617, passcode 5710040.  A telephone replay will be available continuously from 11:00 a.m. Eastern Time, Jan. 26, 2007, to 12:00 midnight Eastern Time, Feb. 2, 2007, at 888-203-1112, passcode 5710040.

Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is the world’s largest producer of PET polymers for packaging; and is a major supplier of cellulose acetate fibers. As a Responsible Care® company, Eastman is committed to achieving the highest standards of health, safety, environmental and security performance. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2006 sales of $7.5 billion and approximately 11,000 employees. For more information about Eastman and its products, visit www.eastman.com.

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Forward Looking Statements: This news release includes forward-looking statements concerning current expectations for future economic and business conditions; raw material and energy costs; operation of new manufacturing facilities; costs of and improved financial performance from strategic restructuring decisions and actions; and earnings for first-quarter and full-year 2007. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-Q filed for third quarter 2006 and the Form 10-K to be filed for full-year 2006, available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

FINANCIAL INFORMATION
January 25, 2007

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), January 26, 2007.

Table of Contents

Item		Page

TABLE 1	Statements of Earnings	1

TABLE 2A	Other Sales Information	2

TABLE 2B	Sales Revenue Change	2

TABLE 2C	Sales by Region	3

TABLE 2D	Percentage Growth in Sales Volume by Region	3

TABLE 3	Operating Earnings (Loss), Accelerated Depreciation, Asset Impairments and Restructuring Charges and Other Operating (Income) Charges	4

TABLE 4	Eastman Chemical Company Detail of Sales Revenue	5

TABLE 5	Performance Polymers Segment Detail of Sales Revenue, Operating Earnings, Accelerated Depreciation, Asset Impairments and Restructuring Charges and Other Operating (Income) Charges	6

TABLE 6	Operating Earnings, Net Earnings, and Earnings Per Share Reconciliation	7

TABLE 7	Statements of Cash Flows	9

TABLE 8	Selected Balance Sheet Items	10

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 1 - STATEMENTS OF EARNINGS

	Fourth Quarter		Twelve Months
(Dollars in millions, except per share amounts)	2006	2005	2006	2005

Sales	$1,752	$1,729	$7,450	$7,059
Cost of sales	1,472	1,450	6,173	5,655
Gross profit	280	279	1,277	1,404

Selling, general and administrative expenses	121	115	437	454
Research and development expenses	41	42	167	162
Asset impairments and restructuring charges, net	78	10	101	33
Other operating income	(68)	--	(68)	(2)
Operating earnings	108	112	640	757

Interest expense, net	18	23	80	100
Income from equity investment in Genencor	--	--	--	(173)
Early debt extinguishment costs	--	--	--	46
Other (income) charges, net	(14)	4	(16)	1
Earnings before income taxes	104	85	576	783
Provision for income taxes	9	19	167	226
Net earnings	$95	$66	$409	$557

Earnings per share
Basic	$1.14	$0.81	$4.98	$6.90
Diluted	$1.12	$0.81	$4.91	$6.81

Shares (in millions) outstanding at end of period	83.6	81.6	83.6	81.6

Shares (in millions) used for earnings per share calculation
Basic	83.0	81.4	82.1	80.7
Diluted	84.3	82.1	83.2	81.8

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 2A - OTHER SALES INFORMATION

	Fourth Quarter		Twelve Months
(Dollars in millions)	2006	2005	2006	2005
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$343	$322	$1,421	$1,299
Fibers	214	236	910	869
Performance Chemicals and Intermediates	399	394	1,659	1,560
Performance Polymers	574	594	2,642	2,586
Specialty Plastics	222	182	818	718
Total Sales by Segment	1,752	1,728	7,450	7,032
Other	--	1	--	27
Total Eastman Chemical Company	$1,752	$1,729	$7,450	$7,059

TABLE 2B - SALES REVENUE CHANGE

Fourth Quarter 2006 Compared to Fourth Quarter 2005
Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	6%	-- %	6%	(1) %	1%
Fibers	(9) %	(9) %	3%	(3) %	-- %
Performance Chemicals and Intermediates	2%	4%	(2) %	(1) %	1%
Performance Polymers	(4) %	4%	(10) %	-- %	2%
Specialty Plastics	22%	20%	2%	(1) %	1%

Total Eastman Chemical Company	1%	3%	(2) %	(1) %	1%

Twelve Months 2006 Compared to Twelve Months 2005
Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	9%	-- %	9%	-- %	-- %
Fibers	5%	2%	6%	(3) %	-- %
Performance Chemicals and Intermediates	6%	-- %	7%	(1) %	-- %
Performance Polymers	2%	1%	-- %	1%	-- %
Specialty Plastics	14%	11%	5%	(1) %	(1) %

Total Eastman Chemical Company	6%	2%	5%	(1) %	-- %

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 2C - SALES BY REGION

	Fourth Quarter		Twelve Months
(Dollars in millions)	2006	2005	2006	2005

Sales by Region
United States and Canada	$945	$1,030	$4,223	$4,098
Europe, Middle East, and Africa	356	293	1,436	1,344
Asia Pacific	239	245	941	930
Latin America	212	161	850	687
	$1,752	$1,729	$7,450	$7,059

TABLE 2D - PERCENTAGE GROWTH IN SALES VOLUME BY REGION

	Fourth Quarter	Twelve Months
Regional sales volume growth
United States and Canada	(2) %	(2) %
Europe, Middle East, and Africa	14%	3%
Asia Pacific	(9) %	(5) %
Latin America	42%	28%

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 3 - OPERATING EARNINGS (LOSS), ACCELERATED DEPRECIATION, ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES AND OTHER OPERATING (INCOME) CHARGES

	Fourth Quarter		Twelve Months
(Dollars in millions)	2006	2005	2006	2005
Operating Earnings by Segment and Certain Items
Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$53	$34	$229	$228
Asset impairments and restructuring charges	5	1	13	4
Other operating (income) charges	--	--	--	(2)

Fibers
Operating earnings	44	61	226	216
Asset impairments and restructuring charges	2	--	2	--

Performance Chemicals and Intermediates
Operating earnings	24	14	132	143
Accelerated depreciation included in costs of goods sold	2	--	2	--
Asset impairments and restructuring charges	9	7	20	11
Other operating (income) charges	7	--	7	--

Performance Polymers
Operating earnings	3	11	54	176
Accelerated depreciation included in costs of goods sold	7	--	7	--
Asset impairments and restructuring charges	46	--	46	--
Other operating (income) charges	(75)	--	(75)	--

Specialty Plastics
Operating earnings (loss)	(4)	5	46	64
Accelerated depreciation included in costs of goods sold	1	--	1	--
Asset impairments and restructuring charges	16	--	16	--

Total Operating Earnings by Segment and Certain Items
Total operating earnings	120	125	687	827
Total accelerated depreciation included in costs of goods sold	10	--	10	--
Total asset impairments and restructuring charges	78	8	97	15
Total other operating (income) charges	(68)	--	(68)	(2)

Other
Operating loss	(12)	(13)	(47)	(70)
Asset impairments and restructuring charges	--	2	4	18

Total Eastman Chemical Company
Total operating earnings	$108	$112	$640	$757
Total accelerated depreciation included in costs of goods sold	10	--	10	--
Total asset impairments and restructuring charges	78	10	101	33
Total other operating (income) charges	(68)	--	(68)	(2)

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 4 - EASTMAN CHEMICAL COMPANY DETAIL OF SALES REVENUE

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2006	2006	2006	2006	2006

Sales Revenue	$1,803	$1,929	$1,966	1,752	7,450
Less: divested product lines
Coatings, Adhesives, Specialty Polymers and Inks (1)	18	17	18	12	65
Performance Chemicals and Intermediates (2)	30	29	38	14	111
Performance Polymers (1)	180	168	169	118	635
Sales revenue - continuing product lines	$1,575	$1,715	$1,741	$1,608	$6,639

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue	$1,762	$1,752	$1,816	$1,729	$7,059
Less: divested product lines
Coatings, Adhesives, Specialty Polymers and Inks (1)	16	17	15	16	64
Performance Chemicals and Intermediates (2)	26	27	22	29	104
Performance Polymers (1)	141	137	164	176	618
Sales revenue - continuing product lines	$1,579	$1,571	$1,615	$1,508	$6,273

(1) Polyethylene and Epolene polymer businesses and related assets of the Performance Polymers and Coatings, Adhesives, Specialty Polymers, and Inks ("CASPI") segments located at the Longview, Texas site and the Company's ethylene pipeline were sold in fourth quarter 2006.

(2) The Company's Batesville, Arkansas manufacturing facility and related assets and the specialty organic chemicals product lines in the Performance Chemicals and Intermediates ("PCI") segment were sold in fourth quarter 2006.

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 5 - PERFORMANCE POLYMERS SEGMENT DETAIL OF SALES REVENUE, OPERATING EARNINGS (LOSS), ACCELERATED DEPRECIATION, ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES AND OTHER OPERATING (INCOME) CHARGES

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2006	2006	2006	2006	2006

Sales Revenue
Performance Polymers divested product lines	$180	$168	$169	$118	$635
Continuing product lines	465	528	558	456	2,007
Total sales revenue	$645	$696	$727	$574	$2,642

Operating earnings (loss)
Performance Polymers divested product lines (1)	$23	$15	$15	$83	$136
Continuing product lines	(6)	(1)	5	(80)	(82)
Total operating earnings	$17	$14	$20	$3	$54
Accelerated depreciation included in cost of goods sold
Performance Polymers divested product lines	$--	$--	$--	$--	$--
Continuing product lines	--	--	--	7	7
Total accelerated depreciation	$--	$--	$--	$7	$7
Asset impairments and restructuring charges, net
Performance Polymers divested product lines	$--	$--	$--	$--	$--
Continuing product lines	--	--	--	46	46
Total asset impairments and restructuring charges, net	$--	$--	$--	$46	$46
Other operating (income) charges
Performance Polymers divested product lines	$--	$--	$--	$(75)	$(75)
Continuing product lines	--	--	--	--	--
Total other operating (income) charges	$--	$--	$--	$(75)	$(75)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
(Dollars in millions)	2005	2005	2005	2005	2005

Sales Revenue
Performance Polymers divested product lines	$141	$137	$164	$176	$618
Continuing product lines	530	520	500	418	1,968
Total sales revenue	$671	$657	$664	$594	$2,586

Operating earnings (loss)
Performance Polymers divested product lines (1)	$32	$13	$11	$20	$76
Continuing product lines	53	35	21	(9)	100
Total operating earnings	$85	$48	$32	$11	$176

(1) Includes allocated costs consistent with the Company’s historical practices, some of which may remain and could be reallocated to the remainder of the segment and other segments.

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 6 - OPERATING EARNINGS, NET EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

EARNINGS PER DILUTED SHARE EXCLUDING CERTAIN ITEMS
	Fourth Quarter 2006
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$108	$104	$95	$1.12

Certain Items:
Accelerated depreciation included in costs of goods sold	10	10	6	0.07
Asset impairments and restructuring charges	78	78	52	0.62
Other operating income	(68)	(68)	(68)	(0.81)
Excluding certain items	$128	$124	$85	$1.00

	Fourth Quarter 2005
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$112	$85	$66	$0.81

Certain Items:
Asset impairments and restructuring charges	10	10	7	0.09
Excluding certain items	$122	$95	$73	$0.90

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 6 - OPERATING EARNINGS, NET EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

EARNINGS PER DILUTED SHARE EXCLUDING CERTAIN ITEMS (CONTINUED)
	Twelve Months 2006
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$640	$576	$409	$4.91

Certain Items:
Accelerated depreciation included in costs of goods sold	10	10	6	0.07
Asset impairments and restructuring charges	101	101	69	0.84
Other operating income	(68)	(68)	(68)	(0.82)
Excluding certain items	$683	$619	$416	$5.00

	Twelve Months 2005
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$757	$783	$557	$6.81

Certain Items:
Asset impairments and restructuring charges	33	33	23	0.27
Other operating income	(2)	(2)	(1)	(0.01)
Gain on sale of investment in Genencor	--	(171)	(111)	(1.35)
Early extinguishment of debt costs	--	46	28	0.35
Net deferred tax benefit related to sale of certain businesses, product lines, and assets in the CASPI segment	--	--	(12)	(0.14)
Excluding certain items	$788	$689	$484	$5.93

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 7 - STATEMENTS OF CASH FLOWS

	Twelve Months
(Dollars in millions)	2006	2005

Cash flows from operating activities
Net earnings	$409	$557

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	308	304
Asset impairments	62	12
Gain on sale of assets	(74)	--
Income from equity investment in Genencor	--	(173)
Early debt extinguishment costs	--	46
Provision for deferred income taxes	7	115
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(82)	60
(Increase) decrease in inventories	(99)	(110)
Increase (decrease) in trade payables	53	71
Increase (decrease) in liabilities for employee benefits and incentive pay	(44)	(63)
Other items, net	69	(50)

Net cash provided by operating activities	609	769

Cash flows from investing activities
Additions to properties and equipment	(389)	(343)
Proceeds from sale of assets and investments	322	50
Proceeds from sale of equity investment in Genencor, net	--	417
Loan to joint venture	--	(125)
Additions to capitalized software	(16)	(11)
Other items, net	(11)	(6)

Net cash provided by (used in) investing activities	(94)	(18)

Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other borrowings	(50)	(150)
Proceeds from long-term borrowings	--	189
Repayment of borrowings	--	(544)
Dividends paid to stockholders	(144)	(142)
Proceeds from stock option exercises and other items	93	100

Net cash provided by (used in) financing activities	(101)	(547)

Effect of exchange rate changes on cash and cash equivalents	1	(5)

Net change in cash and cash equivalents	415	199

Cash and cash equivalents at beginning of period	524	325

Cash and cash equivalents at end of period	$939	$524

EASTMAN CHEMICAL COMPANY - EMN	January 25, 2007
5:00 PM EDT

TABLE 8 - SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,
(Dollars in millions)	2006	2005

Current Assets	$2,422	$1,924

Net Properties	3,069	3,162

Other Assets	682	687

Total Assets	$6,173	$5,773

Payables and Other Current Liabilities	$1,056	$1,047

Short-term Borrowings	3	4

Long-term Borrowings	1,589	1,621

Other Liabilities	1,496	1,489

Stockholders’ Equity	2,029	1,612

Total Liabilities and Stockholders’ Equity	$6,173	$5,773